                              TAX SHARING AGREEMENT

                  THIS TAX SHARING AGREEMENT (this "AGREEMENT") is dated as of [MARCH 8, 2004] by and between Danielson Holding Corporation, a Delaware corporation (hereinafter referred to as "PARENT"), Covanta Energy Corp. ("COVANTA"), a Delaware corporation and, solely for purposes of Section 6 of this Agreement, Covanta Power International Holdings, Inc., a Delaware Corporation ("COVANTA INTERNATIONAL").

                                   WITNESSETH

                  WHEREAS, Parent is the common parent corporation of an "affiliated group" of corporations (as it may be constituted from time to time, the "AFFILIATED GROUP"), as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

                  WHEREAS, Parent will file a U.S. consolidated federal income tax return on behalf of the Affiliated Group for the taxable year ending December 31, 2004, and generally will be required to file consolidated federal income tax returns for subsequent years, which will, beginning on [MARCH 9, 2004 (ONE DAY AFTER THE CLOSING DATE)], include Covanta and all of its current and future subsidiaries that would be treated as members of an affiliated group of corporations, as defined in Section 1504(a) of the Code, for which Covanta would be the common parent corporation if Covanta and such subsidiaries were not members of the Affiliated Group (each of such subsidiary and Covanta, a "SUBGROUP MEMBER," such affiliated group of Subgroup Members, "COVANTA SUBGROUP" as listed in Appendix A attached hereto);

                  WHEREAS, Covanta International will not be a member of the Affiliated Group; and

                  WHEREAS, it is the intent and desire of Parent and Covanta to enter into this Agreement, to provide, with respect to federal, state and local income taxes, for the amount and time of payments by Covanta to Parent and for the amount and time of payments by Parent to Covanta.

                  NOW, THEREFORE, Parent and Covanta, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

         1.       Consolidated Federal Return.

                  A U.S. consolidated federal income tax return and estimated tax returns shall be prepared and filed by Parent for the taxable year ending December 31, 2004 (THE "2004 TAXABLE YEAR"), and for each subsequent taxable period in respect of which the Affiliated Group is required or permitted to file a consolidated federal income tax return. With respect to such tax return preparation, Parent shall act in good faith with regard to any and all Subgroup Members. All Subgroup Members shall cooperate with Parent in the preparation and filing of such tax return and shall provide such assistance and documents, without charge, as may be requested by

Parent for that purpose. Parent shall have the right with respect to any consolidated federal income tax returns to determine (a) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (b) whether any extensions should be requested, and (c) the elections that will be made by any Subgroup Member. In addition, Parent shall have the sole right to (x) contest, compromise, or settle any adjustments or deficiency proposed, asserted or assessed as a result of any audit of any consolidated tax return, (y) file, prosecute, compromise or settle any claim for refund, and (z) determine whether any refunds shall be received by way of refund or credited against tax liabilities. Each Subgroup Member and their respective counsel shall cooperate, to the extent reasonably practicable, in the contest or compromise of, or defense against any such suit, action or proceeding described above. Parent may, and shall cause Subgroup Members to, execute and file such consents, elections, and other documents as Parent determines are required or appropriate for the proper filing of such returns.

         2.       Allocation of Federal Tax Liability

                  (a) Covanta agrees to pay to Parent, for each taxable year or portion thereof during the term of this Agreement, as the Covanta Subgroup's share of the tax liability of the Affiliated Group, an amount equal to the apportioned tax liability of the Covanta Subgroup determined under Regulation Section 1.1552-1(a)(1) with the modifications provided in Section 3 of this Agreement. For purposes of this Agreement, Covanta will be treated as the common parent corporation of the Covanta Subgroup. Accordingly, the Covanta Subgroup's proportionate share of the tax liability of the Affiliated Group shall be determined by multiplying the Affiliated Group's tax liability by a fraction, the numerator of which equals Covanta's Taxable Income (as defined below in Section 3), and the denominator of which equals the Affiliated Group's consolidated taxable income computed pursuant to Section 1552(a)(1) of the Code and Treasury Regulations Section 1.1552-1(a)(1). For purposes of this Agreement, tax liability shall include any liability for alternative minimum tax ("AMT"). The Covanta Subgroup shall compute its separate adjusted AMT in accordance with the principles of Proposed Treasury Regulations Sections 1.1552-1(g) and 1.1502-55(h)(6)(iv) as the excess (if any) of the AMT of the Affiliated Group over the AMT of the Affiliated Group as determined by excluding the Covanta Subgroup's income, gains, deductions and losses (with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000) and credits, and Covanta Subgroup's proportionate share of the AMT of the Affiliated Group shall be determined by multiplying the AMT of the Affiliated Group by a fraction, the numerator of which equals Covanta Subgroup's separate adjusted AMT and the denominator of which equals the sum of the separate adjusted AMT's of all members of the Affiliated Group (determined with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000); provided, however, Covanta shall pay Parent for any AMT liability actually incurred by Parent if such AMT liability would not have been incurred if in an earlier taxable year the Covanta Subgroup had computed its AMT liability under Section 55 et seq. of the Code (with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000) as if it had filed its own separate return as the common parent corporation of the Covanta Subgroup and had not been included in the U.S. consolidated federal income tax return filed by Parent on behalf of the Affiliated Group, provided further however, that the amount of such payment shall not exceed the excess of the cumulative Covanta Subgroup separate adjusted AMT (as defined in Proposed Treasury Regulations Section 1.1502-55(h)(6)(iv) with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000) over the sum of (A) the cumulative AMT amount the Covanta Subgroup has paid under this Section 2(a) of this Agreement and (B) any reduction in Parent's AMT liability resulting from the inclusion of the Covanta Subgroup in Parent's Affiliated Group.

                  (b) The Covanta Subgroup's allocable share of the U.S. consolidated federal income tax liability of Parent for each year beginning with the 2004 Taxable Year, determined as provided in Section 2(a) above, shall be further apportioned among the Subgroup Members, other than Covanta Warren Energy Resources Co., LP ("WARREN"), Covanta Equity of Stanislaus, Inc. ("STANISLAUS"), Covanta Equity of Alexandria/Arlington, Inc. ("ALEXANDRIA"), Covanta Tampa Construction, Inc. ("TAMPA CONSTRUCTION"), and Covanta Tampa Bay, Inc. ("TAMPA BAY") (together, the "REMAINING DEBTORS") in a manner consistent with the allocation method provided in Section 2(a) above. The Tax Sharing Agreement between Covanta, Warren, Stanislaus and Alexandria dated as of [ ], the Tax Sharing Agreement between Covanta and Tampa Construction dated as of [ ] and the Tax Sharing Agreement between Covanta and Tampa Bay provide, with respect to federal, state and local income taxes, for the amount of payments by Covanta to the Remaining Debtors and for the amount of payments by the Remaining Debtors to Covanta.

                  (c) Covanta's payment of such apportioned tax liability shall constitute a complete settlement of the federal income tax liability of all Subgroup Members for such taxable year, except as otherwise provided in
Section 9 of this Agreement. Parent shall indemnify and hold harmless Covanta against any liability for federal income tax (including alternative minimum tax and additional amounts) relating to taxable years during the term of this Agreement (including any liability for taxes attributable to other corporations for which a Subgroup Member is liable under Regulation Section 1.1502-6) other than such apportioned tax liability. All computations under this Agreement shall be made on the basis that each Subgroup Member is a member of the Affiliated Group and that such group files a consolidated return.

         3. Taxable Income. For purposes of this Agreement, "Covanta's Taxable Income" shall be Covanta's taxable income computed in accordance with Regulation Section 1.1552-1(a)(1)(ii) (and shall not be negative), except that the following modifications will apply:

                  (i) Covanta's Taxable Income shall be computed in accordance with Regulation Section 1.1552-1(a)(1)(ii), assuming Covanta's separate taxable income is the amount that would be shown on the consolidated return for the Covanta Subgroup, had Covanta filed such return as the common parent corporation of the Covanta Subgroup;

                  (ii) for purposes of applying Regulation Section 1.1552-1(a)(1)(ii)(a), for each Taxable Year (beginning the day after the Closing Date), (A) the portion of the consolidated net operating loss deduction attributable to Covanta shall be deemed to be increased by the

         Adjustment Amount (as defined below) and (B) the net operating loss deduction attributable to other members of the Affiliated Group shall be accordingly reduced;

                  (iii) the "ADJUSTMENT AMOUNT" shall be the lesser of (A) the excess of Covanta's taxable income (computed as if Covanta had filed a separate return as the common parent of the Covanta Subgroup) over the portion of the consolidated net operating loss deduction attributable solely to the Covanta Subgroup and actually available to be used by the Affiliated Group and (B) the excess of $571,846,000 over: the sum of
         (i) the cumulative Adjustment Amount for all prior periods (beginning after the Closing Date); (ii) the cumulative amount of the consolidated net operating loss deduction utilized by affiliates of the Parent listed in Appendix B attached hereto for all prior periods (beginning after the Closing Date); and (iii) the sum of any net operating losses that (x) expired unused for such prior periods (except to the extent such expiration resulted from a current-year loss of a Parent Affiliate (other than a Subgroup Member) being used to offset Covanta's taxable income(computed as if Covanta had filed a separate return as the common parent of the Covanta Subgroup)) and (y) that would have expired unused for all such prior periods had the Covanta Subgroup and the affiliates of Parent listed in Appendix B been the only members of the Affiliated Group with Parent. For purposes of this clause (iii), the amount of net operating loss and time of expiration is as set forth on Appendix C (as adjusted due to a change in law).

         4.       Limitations on Attribute Use.

                  Notwithstanding anything in this Agreement to the contrary, if Covanta realizes an item of income or gain as a result of any disposition of any of its assets that is subject to Section 384 of the Code, the portion of tax liability attributable to such item shall be paid in full by Covanta; provided, however, the amount of such payment shall not exceed the tax liability of Parent for such taxable year. Any remaining tax liability of the Affiliated Group shall be allocated pursuant to this Agreement without taking into account such item of income or gain.

         5.       No Current Payments for Utilization of Net Operating Losses.

                  Neither Covanta nor any other Subgroup Member shall have any liability to make payments to Parent or to any other member of the Affiliated Group for the utilization by the Covanta Subgroup of net operating losses deemed to be attributable to Covanta pursuant to Section 3(ii) of this Agreement.

         6.       Covanta International.

                  If the Affiliated Group or any member of the Affiliated Group is liable for any federal, state, local or foreign tax liability generated by Covanta International, or would be liable but for the use of any Affiliated Group attributes or offsets, then Covanta International will pay to Parent, on an after-tax basis, the amount of any such liability.

         7.       Payment of Tax.

                  (a) Each Subgroup Member shall pay to Covanta no later than 4 business days before the date on which the Affiliated Group's consolidated federal income tax return is required to be filed (taking account of any extensions thereof) such Subgroup Member's separate return tax liability determined as provided under Section 2(b) above plus its "Equitable Share" (as defined below) of any interest or penalties shown on the Affiliated Group's consolidated federal income tax return. Any payments made by the Remaining Debtors under this Agreement will be counted towards their obligations under the Tax Sharing Agreement between Covanta, Warren, Stanislaus and Alexandria dated as of [ ], the Tax Sharing Agreement between Covanta and Tampa Construction dated as of [ ] and the Tax Sharing Agreement between Covanta and Tampa Bay dated as of [ ].

                  (b) Covanta shall pay to Parent no later than 2 business days before the date on which the Affiliated Group's consolidated federal income tax return is required to be filed (taking account of any extensions thereof) Covanta Subgroup's separate return tax liability determined as provided under
Section 2 and 3 above plus its "Equitable Share" (as defined below) of any interest or penalties shown on the Affiliated Group's consolidated federal income tax return.

                  (c) To the extent that the interest and penalties shown on a return are directly related to items of income, deduction, credit, etc. of a particular "member" of the Affiliated Group as defined in Section 1504(a) of the Code (a "MEMBER"), or such Member's delay in providing information to Parent as provided in Section 1 above, such Member's Equitable Share of such interest and penalties is 100%. Section 3(ii) shall not apply for purposes of determining whether a consolidated net operating loss deduction is directly related to Covanta. Each Member's Equitable Share of any interest and penalties shown on the return that are not directly related to the items or delay of a particular Member (and so allocated to that particular Member) will be a ratable share of any such interest or penalties, determined by multiplying such interest or penalties by a fraction, the numerator of which equals the portion of the Affiliated Group's tax liability allocated to such Member determined as provided under Section 2 above (before interest or penalties) and the denominator of which equals the Affiliated Group's tax liability (before interest or penalties).

         8.       Estimated Tax Payments.

                  (a) If the Affiliated Group is required to make estimated federal income tax payments (including payments due at the time any extension of time is sought for the filing of the Affiliated Group's federal income tax return), Covanta shall, if requested by Parent, pay to Parent, no later than 2 business days before the date each estimated tax payment is to be made by Parent, that percentage of the estimated tax payment that equals the percentage which the estimated separate return tax liability of Covanta Subgroup bears to the sum of the Parties' estimated separate return tax liabilities for the taxable year computed as provided under Sections 2 and 3 above. Parent shall reasonably determine such estimates. If Covanta is required to make a payment to Parent for estimated taxes as provided in the preceding sentence, each Subgroup Member shall, if requested by Covanta, pay to Covanta, no later than 2 business days before the date Covanta is required to make a payment to Parent, that percentage of such payment that equals the percentage which the estimated separate return tax liability of such Subgroup Member bears to the Covanta Subgroup's estimated separate return tax liability for the taxable year computed as provided under Sections 2 and 3 above.

                  (b) Any estimated tax payments made by Covanta to Parent and by any Subgroup Member to Covanta under this Section 8 with respect to any taxable year shall be applied to reduce the amount, if any, owed by Covanta and the Subgroup Member, as applicable, under Section 7 hereof with respect to such year. Any excess of such estimated payments by Covanta and the Subgroup Member, as applicable, over the amount described in Section 7 for such year shall be repaid by Parent to Covanta and by Covanta to the Subgroup Member, as applicable, no later than 10 business days after the date of filing of the consolidated federal tax return for such taxable year or, to the extent such excess represents all or a part of a tax refund to be received by the Affiliated Group, no later than 10 business days after the receipt of the refund.

         9.       Adjustments to Tax Liability.

                  (a) If the consolidated federal tax liability is adjusted for any taxable period, whether pursuant to an amended return, a claim for refund, a tax audit by the Internal Revenue Service or some other reason, the liability of the Parties and each Subgroup Member shall be recomputed to give effect to such adjustments. In the case of a refund, Parent shall make payment to Covanta, and Covanta shall make a payment to each Subgroup Member, for its share of the refund determined in the same manner as in Section 2 above, within 10 business days after the refund is received by Parent or Covanta, as applicable. In the case of an increase in tax liability, (i) each Subgroup Member shall pay to Covanta its allocable share of such increased tax liability (including its Equitable Share of any interest and penalties) within 5 business days after receiving notice of such liability from Covanta, and (ii) Covanta shall pay to Parent the Covanta Subgroup's share of such increase (including Covanta Subgroup's Equitable Share of any interest and penalties) within 10 business days after receiving notice of such liability from Parent. The Members recognize that a recomputation of the consolidated tax liability for any taxable year under this Section 9 is not necessarily the final liability for such year, and such liability may be recomputed more than once.

                  (b) Each Subgroup Member or any Covanta Tax Affiliate (as defined in the Investment and Purchase Agreement) shall be responsible for its tax liability relating to periods prior to (and including) the Closing Date. Thus, if the Affiliated Group pays any such tax resulting from any final determination or settlement with the IRS, or any other taxing authority, or any court decision relating to a tax period prior to the Closing Date, then such Subgroup Member shall reimburse Parent the amount of any tax, interest, penalties or other costs resulting from such final determination, settlement, or court decision.

         10.      Parent's Obligations. Parent shall:

                  (a) timely file returns and other documents and take such other action as may be necessary and appropriate to carry out the purpose of this Agreement; and

                  (b) subject to receipt by Parent of the payments required to be made pursuant to Section 7 of this Agreement, timely pay to the Internal Revenue Service the federal income taxes of the Affiliated Group, including deficiencies.

         11.      New Members of Affiliated Group.

                  For all taxable periods or portions thereof during which this Agreement remains in effect, if Covanta acquires (directly or indirectly) or organizes another entity treated as a corporation for federal, state or local tax purposes that is required to be included in the Affiliated Group's consolidated federal income tax return, then such corporation shall join in and be bound by this Agreement.

         12.      Amendment and Termination of Agreement.

                  (a) This Agreement may be amended or terminated in whole or in part only by a written instrument signed by all the parties hereto.

                  (b) This Agreement shall not be automatically terminated because Covanta ceases to be included in the Affiliated Group. In such case, Covanta shall be liable to Parent for an amount determined by multiplying the Affiliated Group's tax liability (calculated assuming Covanta was still a member of the Affiliated Group) by a fraction, the numerator of which equals Covanta's Taxable Income, and the denominator of which equals the Affiliated Group's consolidated taxable income so computed pursuant to Section 1552(a)(1) of the Code and Treasury Regulations Section 1.1552-1(a)(1) and assuming Covanta was still a member of the Affiliated Group. Such payment by Covanta shall constitute a complete settlement of the federal income tax liability of all Subgroup Members for such taxable year, except as otherwise provided in Section 9 of this Agreement. Parent shall indemnify and hold harmless Covanta against any liability for federal income tax (including alternative minimum tax and additional amounts) relating to taxable years during the term of this Agreement other than such apportioned tax liability.

         13.      Audits and Refund Claims.

                  Parent and a former Member shall also consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which the former Member was included in the Affiliated Group and a consolidated federal income tax was filed. Parent shall have the right to make the final determination as to the response of the Affiliated Group to any audit and shall have the sole right to control any contest of any change proposed and any proposed disallowance of a refund claim by the Internal Revenue Service through the Appeals Office of the Internal Revenue Service and the courts in connection with any taxable year for which this Agreement is in effect. Each Member shall bear an equitable share of the cost of any such contest (including fees and expenses of outside accountants, lawyers or other experts)

         14.      State and Local Income Taxes.

                  The principles underlying the rights and obligations hereunder of the Members in respect of federal income taxes shall be applied in respect of any state or local tax (it being understood that the principles provided in Section 3(ii) of this Agreement shall apply only to the extent Parent has net operating losses for such applicable state and local taxes on the Closing Date) based on or measured by all or any part of the net income or loss of the Affiliated Group or several of its members (a "COMBINED TAX"). All of the procedural and timing requirements of this Agreement applicable to federal income taxes shall be equally applicable to any Combined Tax, with appropriate adjustments thereto to reflect the differences, if any, in corresponding provisions of the applicable income tax code, law or statute governing any such Combined Tax and any administrative provisions relating thereto.

         15. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

         16. Successors. This Agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement.

         17. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on the first date mentioned herein.

                           DANIELSON HOLDING CORPORATION

                           By:________________________________________
                           Name:
                           Title:

                           COVANTA ENERGY CORP.

                           By:________________________________________
                           Name:
                           Title:

                           COVANTA POWER INTERNATIONAL HOLDINGS, INC.

                           By:________________________________________
                           Name:
                           Title:

                                   APPENDIX A

                                COVANTA SUBGROUP

       Greenway Insurance Company of Vermont
       DSS Environmental, Inc.
       Covanta Cunningham Environmental Support, Inc.
       Haverhill Power, Inc.
       LMI, Inc.
       Michigan Waste Energy, Inc.
       Covanta Oahu Waste Energy Recovery, Inc.
       Covanta Energy Group, Inc.
       Covanta Energy Resource Corp.
       Covanta Energy International, Inc.
       Covanta Energy West, Inc.
       Covanta Engineering Services, Inc.
       Covanta Haverhill Properties, Inc.
       Covanta Marion Land Corp.
       Covanta Alexandria/Arlington, Inc.
       Covanta Babylon, Inc.
       Covanta Bristol, Inc.
       Covanta Fairfax Inc.
       Covanta Haverhill, Inc.
       Covanta Hillsborough, Inc.
       Covanta Huntington Res. Rec. 1 Corp.
       Covanta Huntington Res. Rec. 7 Corp.
       Covanta Huntsville, Inc.
       Covanta Indianapolis, Inc.
       Covanta Kent, Inc.
       Covanta Lancaster, Inc.
       Covanta Lee, Inc.
       Covanta Long Island, Inc.
       Covanta Marion, Inc.
       Covanta Montgomery Inc.
       Covanta Onondaga Five Corp.
       Covanta Onondaga Four Corp.
       Covanta Onondaga Inc.

       Covanta Onondaga Three Corp.
       Covanta Onondaga Two Corp.
       Covanta Pasco, Inc.
       Covanta Stanislaus, Inc.
       Covanta Tulsa, Inc.
       Covanta Union, Inc.
       Covanta Systems, Inc.
       Covanta Omega Lease, Inc.
       Covanta Plant Services of New Jersey, Inc.
       Covanta Projects of Hawaii, Inc.
       Covanta Projects, Inc.
       Covanta Energy Services, Inc.
       Covanta Wallingford Associates, Inc.
       Covanta Waste to Energy, Inc.
       Covanta Secure Services, Inc.
       Covanta Water Holdings, Inc.
       Covanta Water Systems, Inc.
       Covanta Warren Energy Resources Co, L.P.
       Covanta Water Treatment Services, Inc.
       Covanta Acquisition, Inc.
       Covanta Bessemer, Inc.
       Covanta Onondaga Operations, Inc.
       Covanta OPW Associates, Inc.
       Covanta OPWH, Inc.
       Covanta Mid-Conn, Inc.
       Covanta RRS Holdings, Inc.
       Olmec Insurance, Ltd.
       8309 Tujunga Avenue Corp.
       Burney Mountain Power, Inc.
       Covanta New Martinsville Hydroelectric, Corporation
       ERC Energy, Inc.
       ERC Energy II, Inc.
       Covanta Geothermal Operations Holdings, Inc.
       Heber Field Energy II, Inc.
       Covanta Imperial Power Services, Inc.
       Mammoth Power Co.
       Mt. Lassen Power
       Covanta New Martinsville Hydro Operations

       Corporation
       Covanta Geothermal Operations, Inc.
       Covanta Heber Field Energy, Inc.
       Covanta Hydro Energy, Inc.
       Covanta Hydro Operations, Inc.
       Covanta Power Equity Corp.
       Covanta Power Pacific, Inc.
       Covanta Power Plant Operations
       Covanta SIGC Geothermal Operations, Inc.
       Pacific Energy Resources, Inc.
       Pacific Hydropower Co.
       Pacific Oroville Power, Inc.
       Pacific Recovery Corp.
       Pacific Wood Fuels Co.
       Pacific Wood Services Co.
       Penstock Power Co.
       Covanta Energy Construction, Inc.
       Three Mountain Operations, Inc.
       Covanta Hydro Operations West, Inc.
       Covanta Tampa Bay, Inc.
       Three Mountain Power LLC
       Covanta Tampa Construction
       Covanta Equity of Stanislaus, Inc.
       Covanta Equity of Alexandria/Arlington, Inc.

                                   APPENDIX B

            Danielson Insurance Co. (Mission Insurance Company Trust)
          Danielson Insurance Co. (Enterprise Insurance Company Trust)
 Danielson National Insurance Company (Mission National Insurance Company Trust)
      Danielson Indemnity Company (Holland-America Insurance Company Trust) Danielson Reinsurance Corporation (Mission Reinsurance Corporation Trust)

                                   APPENDIX C

                    Schedule of Expiring Net Operating Losses

Year of Expiration                     Amount Expiring
------------------                     ---------------
       2004                             $  69,947,000
       2005                               106,225,000
       2006                                92,355,000
       2007                                89,790,000
       2008                                31,688,000
       2009                                39,665,000
       2010                                23,600,000
       2011                                19,755,000
       2012                                38,255,000
       2019                                33,635,000
       2022                                26,931,000

       Total                            $ 571,846,000